Exhibit 10.1

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (the “Amendment”) is made and entered into effective as of November 11, 2021, by and between Hurco Companies, Inc., an Indiana corporation (the “Company”), and Michael Doar (“Executive”).

Recitals

A.The Company and Executive are parties to an Employment Agreement entered into effective as of March 15, 2012 (the “Agreement”).
B.The Company and Executive now desire to amend the Agreement as set forth in this Amendment to reflect a change in Executive's role with the Company.

Amendment

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.Section 3 of the Agreement, Position and Responsibilities, is amended to add the following underlined language:  "During the Term, Executive agrees to serve as Chief Executive Officer or in such other position as the Company may designate from time to time, including but not limited to the designated position of Executive Chairman which Executive assumed effective March 12, 2021. In any such capacity, the Executive shall have such duties, authorities and responsibilities as are commensurate with such position and/or such additional or different duties and responsibilities as the Company may designate from time to time."
2.Section 5.1 of the Agreement, Annual Base Salary, is amended to add the following underlined language: “. . . The Company will review the Base Salary approximately annually during the Term, or at such other times as appropriate based on changes to Executive’s duties, authorities and responsibilities, to determine, at the discretion of the Company, whether the Base Salary should be adjusted upward or downward and, if so, the amount of such adjustment and the time at which the adjustment should take effect. . . .”
3.Section 7.4 of the Agreement, Termination by the Company Without Cause, is amended to revise the Severance Period from twelve (12) months to nine (9) months, with all remaining provisions of Section 7.4 remaining in effect unchanged.
4.Section 7.5 of the Agreement, Termination by Executive For Good Reason, is amended to revise subsections (b) and (c) by adding the following underlined language:  ". . . (b) the Company decreases Executive's Base Salary by more than five percent (5%) in any calendar year and such decrease is not part of a general decrease in base salary applicable to all senior executives, nor is any such decrease based on a change of position from Chief Executive Officer to Executive Chairman or subsequent other non-Chief Executive Officer position and accompanying transition of certain responsibilities to a successor; (c) the Company demotes Executive or assigns Executive to duties that are materially inferior to and inconsistent with Executive's position, duties and responsibilities immediately prior to such assignment, provided, however, that Executive's transition from Chief Executive Officer to Executive Chairman or subsequent other non-Chief Executive Officer position and any related change in duties shall not qualify as a demotion or materially adverse change in duties for purposes of this Section; . . ."
5. Section 7.7 of the Agreement, Qualifying Termination in Connection with a Change in Control, is amended to revise the Enhanced Severance Period from twenty-four (24) months to eighteen (18) months, with all remaining provisions of Section 7.7 remaining in effect unchanged.

IN WITNESS WHEREOF, Executive and the Company have executed this First Amendment, intending it to be effective as of the date noted above.

HURCO COMPANIES, INC.EXECUTIVE

By:/s/ Jonathon D. Wright ___________/s/ Michael Doar_______ __ _____

Name: Jonathon D. WrightMichael Doar

Title: General Counsel